Exhibit 23(b)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 25, 2022, with respect to the statutory financial statements and financial statement schedules of Great American Life Insurance Company, included herein, and to the reference to our firm under the heading “Experts” in the registration statement on Form S-1 (file No. 333-264011).

/s/ KPMG LLP

Columbus, Ohio

April 29, 2022